UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 20, 2018, Biocept, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company offered to the Purchasers, in a registered direct offering, an aggregate of (i) 642,438 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) and (ii) pre-funded warrants to purchase 120,000 shares of Common Stock (the “Pre-Funded Warrants”). The Pre-Funded Warrants will be exercisable at an exercise price of $0.01 per share. The Shares will be sold at a negotiated purchase price of $3.285 per share and the Pre-Funded Warrants will be sold at a negotiated purchase price of $3.275 per Pre-Funded Warrant, which represents the per share purchase price for the Shares less the $0.01 per share exercise price for each such Pre-Funded Warrant, for aggregate gross proceeds to the Company of approximately $2.5 million, before deducting fees to the placement agents and other estimated offering expenses payable by the Company. The Shares and Pre-Funded Warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on May 15, 2018, and was declared effective on May 24, 2018 (File No. 333-224946) (the “Registration Statement”).

Per the terms of the Purchase Agreement, the Company has agreed to certain restrictions on future stock offerings, including that during the 60-day period following the closing, the Company will not issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents, subject to certain exceptions.

In a concurrent private placement, the Company is also selling to the Purchasers a warrant to purchase one share of the Company’s Common Stock for each Share and Pre-Funded Warrant purchased for cash in the offering, pursuant to that certain Series A Common Stock Purchase Warrant, by and between the Company and each Purchaser (the “Purchase Warrants”). The Purchase Warrants will be exercisable beginning on the six month anniversary of the date of issuance (the “Initial Exercise Date”) at an exercise price of $3.16 per share and will expire on the five year anniversary of the Initial Exercise Date.

The exercise price of the Purchase Warrants and the shares of the Company’s Common Stock issuable upon the exercise of the Purchase Warrants (the “Purchase Warrant Shares”) will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Purchase Warrants. The Purchase Warrants will be exercisable on a “cashless” basis in certain circumstances.

The Purchase Warrants and the Purchase Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The Company has agreed to file a registration statement to register the resale of the Purchase Warrant Shares within 45 days of the date of the Purchase Agreement and to obtain effectiveness of such registration statement within 181 days following the closing of the offering. Each Purchaser is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act. Each Purchaser, either alone or together with its representatives, has enough knowledge and experience to be considered a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the Purchase Warrants or the Purchase Warrant Shares to the public except pursuant to sales registered or exempted under the Securities Act.

Maxim Group LLC acted as the lead placement agent and Dawson James Securities, Inc. acted as co-placement agent for the Company (the “Placement Agents”), each on a “reasonable best efforts” basis, in connection with the offering. A copy of the Placement Agency Agreement, dated as of September 20, 2018, by and among the Company and the Placement Agents is attached hereto as Exhibit 10.2 and incorporated herein by reference (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Placement Agents will be entitled to a cash fee of 7.0% of the gross proceeds paid to the Company for the securities and reimbursement of certain out-of-pocket expenses.

The foregoing summaries of the offering, the securities to be issued in connection therewith, the Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants and the Purchase Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the form of Purchase Agreement, the Placement Agency Agreement, the form of Pre-Funded Warrant and the form of Purchase Warrant are attached hereto as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Please see the disclosure regarding the Purchase Warrants and the Purchase Warrant Shares set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On September 21, 2018, the Company issued a press release announcing the offering described in Item 1.01 above, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Pre-Funded Warrant.
4.2	Form of Series A Common Stock Purchase Warrant.
5.1	Opinion of Cooley LLP.
10.1	Form of Securities Purchase Agreement.
10.2	Placement Agency Agreement.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
99.1	Press Release dated September 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOCEPT, INC.
Dated: September 21, 2018	By:	/s/ Michael W. Nall
	Name:	Michael W. Nall
	Title:	President and Chief Executive Officer